Exhibit 99.1

Catalyst Health Solutions Reports

Second Quarter 2010 Financial Results

Net Income Increases 21% to $0.44 per Diluted Share

Revenue Up 24% to $890 Million

Definitive Agreement to Acquire Independence Blue Cross’ PBM

Company Secures $350 Million Senior Credit Facility

ROCKVILLE, MD, August 4, 2010 – Catalyst Health Solutions, Inc. (NASDAQ: CHSI), a pharmacy benefit management (PBM) company, today announced its financial results for the quarter ended June 30, 2010. The Company reported quarterly net income of $19.5 million, up 21% compared to $16.2 million in the prior year. Earnings per diluted share increased by $0.07 to $0.44 from $0.37. Revenue for the quarter ended June 30, 2010, grew by 24% to $890.1 million from $717.6 million in the prior year.

“We are pleased with our second quarter financial performance and the Company’s continued execution of its strategic plans. Key client renewals, new sales and the significant transaction with Independence Blue Cross position the Company for long-term continued growth,” stated David T. Blair, Chief Executive Officer of Catalyst.

This year the Company has successfully renewed key customer relationships including the State of Mississippi and School Employees’ Health Plan which covers 190,000 members, the State of Louisiana Office of Group Benefits which covers 225,000 members, the Hotel Employees and Restaurant Employees International Union (H.E.R.E.I.U)/Culinary Health Fund which covers 185,000 participants and Delhaize America which covers Food Lion’s 55,000 members and Hannaford Bros. Co.’s 20,000 members.

Additionally, Catalyst has secured new PBM business consisting of self-funded employers, unions and health plans which cumulatively represent more than $250 million in annualized revenues. “Clearly, 2010 is shaping up to be another strong year for new business,” said Blair.

The Company’s generic dispensing rate increased 4 percentage points from the second quarter of 2009 to its current rate of 71%. “Our clinically focused approach increases generic utilization, a key driver of margin growth through aligned incentives with our clients,” added Blair.

Acquisition of FutureScripts

Catalyst also announced that it has signed a definitive agreement to acquire Independence Blue Cross’ (IBC) FutureScripts subsidiaries for $225 million in cash. FutureScripts provides Catalyst with additional meaningful scale, delivering PBM services to approximately 1 million lives and managing over 14 million prescriptions annually. Following the closing of the FutureScripts acquisition, Catalyst will manage IBC’s pharmacy benefits under the terms of a new 10-year contract. IBC is a leading health insurer in southeastern Pennsylvania. IBC and its affiliates provide coverage to nearly 3.3 million people.

“This transaction between Catalyst and IBC creates a uniquely aligned relationship that will drive improved outcomes and lower healthcare costs for IBC’s clients and members,” commented Blair. “The alliance once again validates Catalyst’s client-centric value proposition.”

The transaction is expected to close in 2010, subject to customary closing conditions and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Credit Facility

The Company has also entered into a new five-year $350 million senior credit facility with a lending group led by SunTrust Robinson Humphrey, Inc., as Administrative Agent. The new senior credit facility is comprised of a $200 million revolving credit facility and a $150 million term loan. This new senior credit facility replaces the Company’s previous $100 million secured revolving credit facility.

Hai Tran, Chief Financial Officer of Catalyst, commented, “We appreciate the support of the strong group of banking partners and believe the commitment of these banks is a testament to the Company’s historical performance as well as its future prospects. The new credit facility will provide us with additional financial capacity as we execute on our strategic plans.”

2010 Financial Guidance

The Company’s previously stated earnings guidance for 2010 was $1.80 to $1.88 per diluted share. Transaction expenses and financing costs related to the acquisition of FutureScripts and the new credit facility are expected to be $0.06 per diluted share in the second half of 2010. As a result, management now expects 2010 earnings to be at the low end of its guidance range. Management confirms the Company is tracking towards its previously stated 2010 revenue guidance of $3.3 billion to $3.6 billion. The 2010 financial guidance excludes FutureScripts results after the transaction closes.

Second Quarter Results

Revenue for the second quarter increased by $172.5 million, or 24%, to $890.1 million from $717.6 million in the prior year’s comparable quarter. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed in the second quarter increased to 16.4 million from 13.9 million for the same period in 2009. The increase in prescription volume was primarily due to the addition of new clients. Generic utilization increased to 71% from 67% in the second quarter of 2009.

Adjusting for the difference in days supply between mail-order and retail, total prescription volume was 17.8 million, an increase of 2.9 million, or 20%, compared to 14.9 million in the prior year. Adjusted mail order prescription volume was 2.2 million for the second quarter, a 45% increase over the 1.5 million adjusted mail order prescriptions in the prior year.

Gross profit for the second quarter increased $10.6 million, to $55.7 million, or 6.3% of revenue, compared to $45.1 million, or 6.3% of revenue, in the second quarter of the prior year. The increase in gross profit is primarily due to the increase in revenue, the realization of the economics of our mail service pharmacy, higher generic utilization, the contribution of performance management fees, enhanced drug manufacturer rebates, improved pharmacy reimbursement rates and higher formulary compliance.

Second quarter operating income increased 22% to $31.6 million from $25.9 million in the second quarter of 2009. The increase in operating income was primarily due to the increase in gross profit, offset by a $4.8 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs.

Net income for the second quarter of 2010 was $19.5 million, or $0.44 per diluted share, compared to the prior year’s net income of $16.2 million, or $0.37 per diluted share.

Six Months Results

Revenue for the six months ended June 30, 2010 increased 21%, to approximately $1.7 billion from $1.4 billion in the prior year. The increase in revenue is due to the increase in prescription volume and price inflation on brand drugs, offset by the impact of the increase in generic utilization. Total unadjusted claims processed increased to 32.5 million for the six months ended June 30, 2010 from 27.7 million for the same period in 2009. The increase in prescription volume was primarily due to the addition of new clients.

Adjusting for the difference in days supply between mail-order and retail, total prescription volume was 35.4 million, an increase of 5.7 million, or 19%, compared to 29.7 million in the prior year. Adjusted mail order prescription volume was 4.3 million for the first six months of 2010, a 41% increase over the 3.1 million adjusted mail order prescriptions in the prior year.

Gross profit for the first six months of 2010, increased by $20.1 million to $106.4 million, or 6.2% of revenue, compared to $86.3 million, or 6.1% of revenue, in the first six months of the prior year. The increase in gross profit is primarily due to the increase in revenue, the realization of the economics of our mail service pharmacy, higher generic utilization, the contribution of performance management fees, enhanced drug manufacturer rebates, improved pharmacy reimbursement rates and higher formulary compliance.

Operating income increased by $12.4 million to $60.1 million in the first six months of 2010 from $47.7 million in the same period of the prior year. The increase in operating income was primarily due to the increase in gross profit offset by a $7.7 million increase in selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily associated with initiatives to support the Company’s continued growth, such as additional employee, facilities and vendor costs.

Net income for the first six months of 2010 was $36.9 million, or $0.83 per diluted share, compared to $30.0 million, or $0.69 per diluted share, in the prior year.

About Catalyst Health Solutions, Inc. (www.chsi.com):

Catalyst Health Solutions, Inc. is built on strong, innovative principles in the management of prescription drug benefits and provides an unbiased, client-centered philosophy resulting in industry-leading client retention rates. The Company’s subsidiaries include Catalyst Rx, a full-service pharmacy benefit manager serving more than 7 million lives in the United States and Puerto Rico; HospiScript Services, LLC, one of the largest providers of pharmacy benefit management services to the hospice industry; and Immediate Pharmaceutical Services, Inc., a fully-integrated prescription mail service facility in Avon Lake, Ohio. The Company’s clients include self-insured employers including state and local governments, managed care organizations, unions, hospices, third-party administrators and individuals.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties that might materially affect our results, particularly those risks referred to in our Annual Report on Form 10-K for the year ended December 31, 2009 under “Item 1A. Risk Factors.” Readers are urged to carefully review and consider the various disclosures made in our Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission that attempt to advise interested parties of the risks and uncertainties that may affect our business. Catalyst Health Solutions, Inc. does not undertake any obligation to update forward-looking statements, whether as a result of new information, future events, or other developments.

Catalyst Health Solutions, Inc.

Hai Tran, Chief Financial Officer

301-548-2900

htran@chsi.com

Source: Catalyst Health Solutions, Inc.

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
Revenue (excludes member co-payments of $231,174, $189,878, $485,377 and $392,303 for the three months and six months ended June 30, 2010 and 2009, respectively)	$890,107	$717,629	$1,722,419	$1,420,901

Direct expenses	834,383	672,494	1,616,048	1,334,636

Selling, general and administrative expenses	24,083	19,262	46,292	38,581

Total operating expenses	858,466	691,756	1,662,340	1,373,217

Operating income	31,641	25,873	60,079	47,684

Interest income (expense), net	(117)	160	(274)	353

Income before income taxes	31,524	26,033	59,805	48,037

Income tax expense	12,045	9,876	22,905	18,062

Net income	$19,479	$16,157	$36,900	$29,975

Net income per share, basic	$0.44	$0.38	$0.84	$0.70

Net income per share, diluted	$0.44	$0.37	$0.83	$0.69

Weighted average shares of common stock outstanding, basic	43,846	43,039	43,735	42,987

Weighted average shares of common stock outstanding, diluted	44,521	43,770	44,463	43,697

CATALYST HEALTH SOLUTIONS, INC.

and Subsidiaries

CONSOLIDATED SELECTED INFORMATION

(In thousands)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2010	2009	2010	2009
Retail prescriptions	15,619	13,368	31,064	26,632

Total mail prescriptions	740	512	1,440	1,019

Total prescriptions	16,359	13,880	32,504	27,651

Total adjusted prescriptions(1)	17,839	14,904	35,384	29,689

Adjusted mail order penetration %(2)	12%	10%	12%	10%

Generic utilization %	71%	67%	70%	67%

Gross profit	55,724	45,135	106,371	86,265

Operating income	31,641	25,873	60,079	47,684

Depreciation & amortization	3,268	2,834	6,381	5,579

(1)

Adjusted prescription volume equals the number of mail-order prescriptions multiplied by 3, plus retail prescriptions. Mail-order prescriptions are multiplied by 3 to adjust for the fact that they include approximately 3 times the number of product days supplied compared with retail prescriptions.

(2)	The percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

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End of Filing